Exhibit 99
For Immediate Release — Before Market
ValueVision Q1 Net Sales Rose 15% to $143.5 Million and
Adjusted EBITDA Rose to $3.1 Million
Q1 ’11 Highlights:
•	Net Sales rose 15% over prior year to $143.5M

•	Adjusted EBITDA increased by $7.4M to $3.1M

•	Gross Margin rose to 37.2% vs. 36.6% in Q1 ’10 and 33.3% in Q4 ’10

•	Internet Sales Penetration increased 530 bps to 44.9% from Q1 ’10 and 90 bps from Q4 ’10

•	Raised $55.5M through a 9.5M share offering completed in April at $6.25 per share
•	Enabled redemption of 12% Series B Preferred and all accrued dividends totaling $47.3M; Redemption eliminates $17.5M in future dividend expense

•	Provided $8.2M in working capital

•	Required one-time, non-cash Q1 ’11 debt extinguishment charge of $24.5M
MINNEAPOLIS, MN, May 11, 2011 — ValueVision Media, Inc. (NASDAQ: VVTV), a premium interactive retailer via TV, Internet, mobile and social media, operating under the “ShopNBC” brand, today announced improved operating results for its fiscal first quarter ended April 30, 2011. ValueVision will host a conference call and webcast today at 11:00 a.m. ET to review its results, details below.

	Three months ended
	4/30/2011	5/1/2010
	Q1 ’11	Q1 ’10	Change
Net Sales	$143.5	$125.0	14.8%
EBITDA, as adjusted	$3.1	$(4.3)	+$7.4

Loss Before Debt Extinguishment	$(3.3)	$(11.0)	+$7.7
Debt Extinguishment	$(25.7)	$—	n/a

Net Loss	$(28.9)	$(11.0)	($17.9)

Homes (Average 000s)	78,291	75,681	3.4%
Net Shipped Units (000s)	1,134	1,079	5.1%
Average Price Point	$117	$108	8.3%
Return Rate %	21.2%	19.2%	+200 bps
Gross Margin %	37.2%	36.6%	+60 bps
Internet Net Sales %	44.9%	39.6%	+530 bps
New Customers — 12 month rolling	568,912	548,731	3.7%
Active Customers — 12 month rolling	1,147,536	1,050,599	9.2%
“ValueVision started fiscal 2011 with another quarter of solid progress across our multichannel business, led by strong sales and margin growth and our third consecutive quarter of positive adjusted EBITDA,” said Keith Stewart, ValueVision CEO. “In addition to strong merchandising and operational execution, we also strengthened our capital structure and enhanced our financial flexibility through the early redemption of our 12% preferred stock with proceeds from the sale of 9.5 million common shares.”
Mr. Stewart added, “We also continued to build our talent pool across key areas of the company, adding four proven interactive retail veterans to our team. Annette Repasch, a multichannel retailing executive of 25 years, joined us to oversee merchandising strategy and product development for

Jewelry & Watches, Health & Beauty, and Fashion & Accessories. We also added three industry veteran strategic advisors to focus on major IT, process engineering, merchandising and customer service initiatives. The ShopNBC team is key to our future, and we are executing on an exciting road map to drive improved performance.
“Plans for the remainder of this year are centered around an impressive line-up of new product, top brands, and compelling promotions to drive new and active customer growth. We will also be focused on further increasing our internet sales penetration toward 50% as well as refinancing our long-term debt with lower interest rates.”
Q1 Highlights
ValueVision’s Q1 net sales reflected strong performances across the Jewelry & Watches and Home & Electronics categories, in addition to solid momentum in the Health & Beauty segment. Fashion & Accessories is still early in its repositioning, though it achieved some well received Q1 brand launches. Strong customer response to higher-priced items, including big screen TVs, mattresses and certain jewelry offerings contributed to a slight up-tick in average selling price in Q1, as well as a more modest increase in units shipped and an expected increase in return rates.
ValueVision recorded non-cash debt extinguishment charges totaling $25.7 million in Q1, reflecting accelerated amortization of its Preferred Stock discount. Of the charges, $24.5 million resulted from ValueVision’s early redemption of its outstanding 12% Redeemable Preferred stock and accrued dividends. An additional $1.2 million charge was related to a $2.5 million preferred stock payment made prior to the redemption.
Bob Ayd, President of ShopNBC, commented, “Q1 saw a continuation of the trends that drove strong Q4 results and provide our business with a more balanced and resilient platform. In addition, we had more merchandise variety across key product categories and saw benefits from several national brand introductions, including Simmons mattresses, Sur La Table kitchenware, and Anne Klein fashion accessories. This ever-expanding array of quality products and unique offers helped drive customer activity and sales gains in Q1.
“Looking ahead in 2011, we can’t help but be optimistic. We have a more established and robust business, strong senior leadership, a growing base of popular products and brands, a healthy balance sheet, and a growing track record of success. All of these factors are proving beneficial in our efforts to both delight our customers as well as to attract exciting new vendors and product exclusives.”
Liquidity and Capital Resources
Net proceeds of $55.5 million from the early-April common stock offering were used to redeem all outstanding 12% preferred stock and accrued dividends (totaling $47.3 million) and contributed $8.2 million to working capital. During Q1, ValueVision invested $2.8 million in capital expenditures, $2.4 million in working capital and made a $12 million deferred payment to a distribution partner. ValueVision ended Q1 2011 with cash and cash equivalents of $45.3 million, inclusive of $5.0 million in restricted cash, and has $25 million in long-term debt.
Conference Call / Webcast Today, Wednesday, May 11 at 11:00 a.m. ET:

Webcast/Web Replay:	https://e-meetings.verizonbusiness.com/emeet/join/index.jsp
Conference #: 7043730 / Passcode: SHOPNBC; archived for 30 days
Telephone:	800-988-9672 / Passcode: SHOPNBC; keypad: 7467622
Telephone Replay:	866-454-2121 / Passcode: 81810; available for 30 days
Adjusted EBITDA
EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring; and non-cash share-based compensation expense. The company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our “core” television and internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; working capital levels; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
About ValueVision Media / ShopNBC (http://www.shopnbc.com)
ValueVision Media, Inc. (NASDAQ: VVTV) is a premium interactive retailer bringing high-quality merchandise to customers via TV, Internet and mobile, under the “ShopNBC” brand. The ShopNBC television network reaches over 79 million homes via cable and satellite and is streamed live at http://www.shopnbc.com. Over 1.1 million customers have interacted with ShopNBC in the categories of Home & Electronics, Health & Beauty, Fashion & Accessories, and Jewelry & Watches, yielding revenues of over $560 million, over $230 million (41%) of which were Internet-based. The Company’s “ShopNBC Anywhere” initiative allows customers to interact and shop via TV, phone, mobile devices and online at www.ShopNBC.com and via Facebook, Twitter and YouTube.
Contact:

Investors / Media Relations:	Investors:
Anthony Giombetti	Norberto Aja, David Collins, Jennifer Neuman
ValueVision Media, Inc.	Jaffoni & Collins
agiombetti@shopnbc.com	vvtv@jcir.com
(612) 308-1190	(212) 835-8500
(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	April 30,	January 29,
	2011	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$40,324	$46,471
Restricted cash and investments	4,961	4,961
Accounts receivable, net	85,176	90,183
Inventories	42,215	39,800
Prepaid expenses and other	3,688	3,942

Total current assets	176,364	185,357
Property and equipment, net	26,380	25,775
FCC broadcasting license	23,111	23,111
NBC Trademark License Agreement, net	121	928
Other Assets	3,060	3,188

	$229,036	$238,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$51,295	$58,310
Accrued liabilities	41,089	43,405
Current portion of accrued dividends	—	1,355
Deferred revenue	728	728

Total current liabilities	93,112	103,798

Deferred revenue	243	425
Long Term Payable	—	4,894
Term Loan	25,000	25,000
Accrued Dividends — Series B Preferred Stock	—	6,491
Series B Mandatorily Redeemable Preferred Stock $.01 par value, 4,929,266 shares authorized; 0 and 4,929,266 shares issued and outstanding	—	14,599

Total liabilities	118,355	155,207

Commitments and Contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 47,359,188 and 37,781,688 shares issued and outstanding	473	378
Warrants to purchase 6,014,744 shares of common stock	602	602
Additional paid-in capital	393,785	337,421
Accumulated deficit	(284,179)	(255,249)

Total shareholders’ equity	110,681	83,152

	$229,036	$238,359

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	April 30,	May 1,
	2011	2010
Net sales	143,533	$124,977
Cost of sales	90,141	79,240

Gross profit	53,392	45,737
Margin %	37.2%	36.6%

Operating expense:
Distribution and selling	46,476	46,042
General and administrative	4,564	4,768
Depreciation and amortization	2,982	3,690
Restructuring costs	—	376

Total operating expense	54,022	54,876

Operating loss	(630)	(9,139)

Other income (expense):
Interest income	—	42
Interest expense	(2,602)	(1,850)
Debt extinguishment	(25,679)	—

Total other expense	(28,281)	(1,808)

Loss before income taxes	(28,911)	(10,947)
Income tax provision	(19)	(24)

Net loss	$(28,930)	$(10,971)

Net loss per common share	$(0.71)	$(0.34)

Net loss per common share —assuming dilution	$(0.71)	$(0.34)

Weighted average number of common shares outstanding:
Basic	40,655,177	32,679,504

Diluted	40,655,177	32,679,504

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended
	April 30,	May 1,
	2011	2010

Adjusted EBITDA (000’s)	$3,118	$(4,292)
Less:
Debt extinguishment	(25,679)	—
Restructuring costs	—	(376)
Non-cash share-based compensation	(697)	(781)

EBITDA (as defined) (a)	(23,258)	(5,449)

A reconciliation of EBITDA to net loss is as follows:

EBITDA, as defined	(23,258)	(5,449)
Adjustments:
Depreciation and amortization	(3,051)	(3,690)
Interest income	—	42
Interest expense	(2,602)	(1,850)
Income taxes	(19)	(24)

Net loss	$(28,930)	$(10,971)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and writedowns, restructuring costs; and non-cash share-based compensation expense.
     Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.
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